LAZARD MANAGING DIRECTOR TRACY FARR APPOINTED
CHIEF FINANCIAL OFFICER

NEW YORK, January 29, 2026 – Lazard, Inc. (NYSE: LAZ) today announced that Tracy Farr has been appointed Chief Financial Officer, effective February 1, 2026. Mr. Farr is an accomplished finance professional with 20 years of experience. This includes over a decade at Lazard where he most recently served as a Managing Director in the firm’s Capital Structure Advisory group and worked closely with executive management as a senior member of its corporate development and strategy team. Before joining Lazard, he was a Certified Public Accountant and consultant at EY, and a researcher at the Financial Accounting Standards Board. With deep corporate finance expertise and extensive experience advising clients on complex M&A transactions, growth initiatives, and capital structure, Mr. Farr is a proven leader in aligning financial strategy with long-term growth objectives.

Mr. Farr succeeds Mary Ann Betsch, who will serve as a senior advisor to help complete the transition. Ms. Betsch joined Lazard in 2022 and has played a significant leadership role in strengthening the firm’s financial foundation and advancing its reporting and planning capabilities. Her collaborative approach to leadership and focus on team building has been instrumental in elevating and integrating our global finance function. As CFO, she guided the firm’s transition to a C-corporation and expanded shareholder engagement to help bring new, long-term investors to Lazard.

“We are excited to announce Tracy as Lazard’s Chief Financial Officer,” said Peter R. Orszag, Lazard CEO and Chairman. “Tracy brings a rare combination of strategic insight, financial rigor, and deep familiarity with our business. He embodies the best of Lazard—commercial, collegial, and committed to excellence. As CFO, he will lead efforts to improve operational efficiency, helping drive profitable growth and progress toward Lazard 2030 goals, while playing a central role in engaging with the investment community. I share my appreciation for Mary Ann and her contributions in strengthening our global finance function, which provides Tracy with a strong foundation as we advance our vision for the future.”

“It is an honor to serve as Lazard’s Chief Financial Officer and to help achieve the next phase of our long-term strategy,” said Mr. Farr. “It has been a privilege to work with Mary Ann and our talented finance professionals over the past few years. I look forward to building on their accomplishments to further align our financial strategy with firmwide priorities.”

“Our teams at Lazard have done exceptional work as we built the foundation to support Peter’s vision and the pursuit of our Lazard 2030 plan,” said Ms. Betsch. “I am proud of what we have achieved together and confident the firm is well prepared for the opportunities ahead under Tracy’s leadership.”

Today, Lazard also announced fourth quarter and full year 2025 financial results. You can read the full press release on Lazard.com.

About Tracy Farr

Mr. Farr joined Lazard in 2013 and most recently served as a Managing Director in the firm’s Capital Structure Advisory group. In that role, he designed deal structures and provided financing solutions while advising Lazard’s clients on some of the most notable and complex M&A transactions. In addition, he led the firm’s separations practice and served as a member of its valuation and fairness opinion committees. His work has spanned industries and geographies, from large public-company transactions to founder-led private clients. Mr. Farr’s background includes roles in consulting, forensic accounting, and internal audit, providing him with a broad and rigorous financial foundation. Before joining Lazard, he was a Certified Public Accountant and consultant at EY, and a researcher at the Financial Accounting Standards Board. He holds Bachelor of Science and Master of Science degrees in Accounting from Brigham Young University’s Marriott School of Business, where he also serves on its National Advisory Council.

About Lazard

Founded in 1848, Lazard is the preeminent financial advisory and asset management firm, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. Lazard is listed on the New York Stock Exchange as Lazard, Inc. under the ticker LAZ. For more information, please visit Lazard.com and follow Lazard on LinkedIn.

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Media Relations	Investor Relations
Shannon Houston, +1 212-632-6880	Alexandra Deignan, +1 212-632-6886
shannon.houston@lazard.com	alexandra.deignan@lazard.com

Jessica Francisco, +1 212-632-6571
jessica.francisco@lazard.com